EXHIBIT F-1

                       [HUBER LAWRENCE & ABELL LETTERHEAD]






                                                          May 9, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     RE:    FORM  U-1  APPLICATION  BY  ENERGY  EAST  CORPORATION
            FILE  NUMBER:  070-09901

Ladies  and  Gentlemen:

     We have acted as counsel for Energy East Corporation, a New York corporation ("Energy East"), in connection with the proposed merger (the "Transaction") of RGS Energy Group, Inc. ("RGS"), a New York corporation, with and into Eagle Merger Corp., Inc., a New York corporation and which, at the Effective Time of the Transaction, will be a subsidiary of Energy East, pursuant to the Agreement and Plan of Merger dated as of February 16, 2001 (the "RGS Merger Agreement"). This opinion is being delivered at Energy East's request in connection with Energy East's Form U-1 Application (the "Application") under the Public Utility Holding Company Act of 1935 in connection with the Transaction.

     As such counsel, we have examined the RGS Merger Agreement, Energy East's Registration Statement on Form S-4 (Registration No. 333-59300) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Restated Certificate of Incorporation, as amended, and By-Laws of Energy East, resolutions adopted by the Board of Directors of Energy East and certificates of public officials. In addition, we have examined such other documents and matters of law and made such inquiries as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.


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Securities and Exchange Commission
May 9, 2002

Page 2


     Based upon and subject to the foregoing and further qualifications set forth below, we are of the opinion that in the event the Transaction is consummated as set forth in the initial paragraph above and in accordance with the RGS Merger Agreement discussed above:

     1. All state laws applicable to the Transaction will have been complied with.

     2. Energy East is a corporation duly incorporated and validly existing under the laws of the State of New York, and the Energy East common stock, $0.01 par value (the "Shares"), issuable pursuant to the merger of RGS and Eagle Merger Corp., when issued as contemplated by the RGS Merger Agreement, will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Restated Certificate of Incorporation, as amended, of Energy East.

     3. Energy East will legally acquire all of the outstanding common shares of RGS.

     4. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by Energy East or any associate company thereof.

     The law covered by the opinions expressed herein is limited to the laws of the State of New York and the federal securities laws of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit F-1 to the Application.

                                           Very truly yours,

                                           /s/  Huber  Lawrence  &  Abell


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